Exhibit 28(d)2(5)

Subadvisory Agreement between Neuberger Berman Management LLC and Phoenix Variable

Advisors, Inc. on behalf Phoenix Small-Cap Growth Series

SUBADVISORY AGREEMENT

THE PHOENIX EDGE SERIES FUND

PHOENIX SMALL-CAP GROWTH SERIES

Neuberger Berman Management LLC

605 Third Avenue

New York, NY 10158

AGREEMENT made as of the 1st day of May, 2009 between Phoenix Variable Advisors, Inc. (the “Advisor”), a corporation organized under the laws of the State of Delaware, and Neuberger Berman Management LLC (the “Subadvisor”), a corporation organized under the laws of the State of New York.

WHEREAS, The Phoenix Edge Series Fund (the “Fund”) is a diversified open-end investment company of the series type registered under the Investment Company Act of 1940, as amended, (the “1940 Act”); and

WHEREAS, the shares of the Fund may be offered in one or more separate series, including the Phoenix Small-Cap Growth Series (the “Series”); and

WHEREAS, the Advisor has entered into an Investment Advisory Agreement (“Advisory Agreement”) with the Fund pursuant to which the Advisor acts as investment advisor to the Fund on behalf of one or more separate series of the Fund, including the Series; and

WHEREAS, pursuant to the Advisory Agreement, the Advisor renders certain investment advisory services to the Fund on behalf of the Series, including providing general oversight of the Series, and evaluating, recommending and monitoring one or more registered investment advisors to serve as subadvisor to the Series; and

WHEREAS, the Advisor desires, with the approval of the Trustees of the Fund (the “Trustees”), to retain Subadvisor to furnish portfolio management services for the Series; and

WHEREAS, the Subadvisor is willing to furnish such services on the terms and conditions hereinafter set forth;

NOW, THEREFORE, the Advisor and the Subadvisor agree as follows:

1.	Employment as a Subadvisor. The Advisor, being duly authorized, hereby appoints the Subadvisor to serve as subadvisor with regard to the assets of the Series (the “Assets”), subject to the terms and conditions set forth in this Agreement.

2.

Acceptance of Employment; Standard of Performance. The Subadvisor accepts such appointment to serve as subadvisor of the Assets and agrees to use its best professional judgment to make investment decisions and provide related services for the Assets of the Series in accordance with the terms and conditions set forth in this Agreement and as set forth in Schedule D attached hereto and made a part hereof. The parties acknowledge and agree that the services of the Subadvisor hereunder are not deemed exclusive and that accordingly, the Subadvisor may render services to others so long as those services do not conflict in any material manner with the Subadvisor’s performance of its duties and obligations pursuant to this Agreement.

3.	Services of Subadvisor. Subject to the general oversight of the Advisor and the Trustees, the Subadvisor shall manage all of the Assets of the Series entrusted to it under this Agreement, including the purchase, retention, and disposition of assets, securities, and other property, and shall carry out all of its duties and obligations under this Agreement, according to the following terms and conditions:

(a) At all times in performing its duties and obligations under this Agreement, the Subadvisor shall act in conformity with the following requirements: (i) the investment objectives, policies and restrictions of the Fund as they apply to the Assets of the Series and as set forth in the Fund’s then current prospectus and statement of additional information, as amended or supplemented from time to time, (collectively, the “Prospectus”); (ii) the Fund’s Agreement and Declaration of Trust, dated February 18, 1986, establishing the Fund, as may be amended from time to time, (“Declaration of Trust”); (iii) the 1940 Act, the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Securities Act of 1933, as amended, (the “1933 Act”) and the Securities Exchange Act of 1934, as amended, (the “1934 Act”) and the rules and regulations thereunder; (iv) the Internal Revenue Code of 1986, as amended, (the “Code”) and the rules and regulations thereunder, including but not limited to the requirements for adequate diversification under Section 817(h) of the Code, for treatment by the Series as a regulated investment company under sub-chapter M of the Code, and for avoiding payment of any excise tax under Section 4982 of the Code; (v) all other applicable federal and state laws, as each may be amended from time to time; and (vi) and any resolutions as may be duly adopted by the Trustees from time to time and any instructions and procedures of the Advisor, and, in either case, furnished to the Subadvisor (collectively, these requirements are referred to herein as the “Investment Requirements”).

(b) The Subadvisor shall furnish a continuous investment program and shall determine what portfolio investments will be purchased, retained, or sold by the Series with regards to the Assets of the Series in conformity with the Prospectus and other Investment Requirements.

(c) The Subadvisor shall effect all transactions and take all actions to implement the investment objectives and policies of the Series in accordance with this Agreement.

(d) The Subadvisor shall have full authority at all times with respect to the portfolio management of the Assets, including, but not limited to, the authority: (i) to give written or oral instructions to various broker/dealers, banks or other agents and to bind and obligate the Fund to and for the carrying out of contracts, arrangements, or transactions which shall be entered into by the Subadvisor on the Fund’s behalf with or through such broker/dealers, banks or other agents; (ii) to direct the purchase and sale of any securities; and (iii) to maintain such uninvested cash balances in the Assets of the

Series as it shall deem reasonable and appropriate without incurring any liability for the payment of interest thereon.

(e) The Subadvisor shall not, without the Advisor’s prior written approval, effect any transaction or take any action that would cause the Assets of the Series at the time of the transaction or action to be out of compliance with any of the Investment Requirements. The Subadvisor shall promptly inform the Fund and the Advisor of developments materially affecting (or reasonably expected to affect) the Assets of the Series, and will, on its own initiative, furnish the Fund and the Advisor from time to time with whatever information the Subadvisor believes is appropriate for this purpose.

(f) The Subadvisor shall send or make available appropriate representatives to/for regular or special meetings of the Fund as may be reasonably requested from time to time by the Advisor.

(g) The Subadvisor shall provide appropriate representatives to attend meetings requested by the Advisor at such time(s) and location(s) as are reasonably requested by the Advisor.

(h) The Subadvisor shall place all orders for the purchase or sale of securities or other investments for the Assets of the Series with brokers or dealers selected by the Subadvisor, as more fully specified below in Section 6 of this Agreement.

4.	Transaction Procedures. All transactions for the purchase or sale of securities or other investments for the Assets of the Series will be consummated by payment to, or delivery by, the Custodian(s) from time to time designated by the Fund (the “Custodian”), or such depositories or agents as may be designated by the Custodian pursuant to its agreement with the Fund (the “Custodian Agreement”), of all cash and/or securities and/or other property due to or from the Assets of the Series. The Subadvisor shall not have possession or custody of such cash and/or securities or any responsibility or liability with respect to such custody, except as described herein. The Subadvisor shall advise the Custodian and confirm in writing or by confirmed electronic transmission to the Fund all investment orders for the Assets of the Series placed by it with brokers and dealers at the time and in the manner set forth in the Custodian Agreement and in Schedule A hereto (as amended from time to time). The Fund shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Subadvisor. The Fund shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and, upon giving proper instructions to the Custodian, the Subadvisor shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian other than arrangements, acts, omissions or other conduct arising in reliance on instructions of the Subadvisor.

5.

Recordkeeping and Reporting. The Subadvisor shall maintain the records and information required by Rule 31a-1 under the 1940 Act described in Schedule B attached hereto, with respect to the Assets of the Series. In addition, the Subadvisor shall maintain such other records relating to the services the Subadvisor provides under this Agreement as may be required in the future by applicable SEC and other applicable rules, and shall retain such information for such times and in such manner as required by applicable rules, including but not limited to Rule 31a-2 under the 1940 Act. The records maintained by the Subadvisor hereunder shall be the property of the Fund and shall be surrendered promptly upon request; subject, however, to the Subadvisor’s right to retain all such records as the Subadvisor is required to maintain under the Advisers Act and the rules and regulations promulgated thereunder; provided, further, that the Fund shall be entitled to make and maintain copies of any records so retained by request.

6.	Allocation of Brokerage. The Subadvisor shall have authority and discretion to select brokers and dealers, including any brokers and dealers affiliated with the Subadvisor, to execute transactions initiated by the Subadvisor on behalf of the Series with regard to the Assets, and to select the markets on or in which the transactions will be executed, subject to the following limitations:

(a) The Subadvisor shall at all times seek “best-execution”, as defined in Section 28(e)(1) of the 1934 Act.

(b) The Subadvisor shall at all times place orders for the sale and purchase of securities in accordance with the brokerage policy of the Series as set forth in the Prospectus and as the Advisor or the Trustees may direct from time to time.

(c) In placing orders for the sale and purchase of securities for the Assets of the Series, the Subadvisor’s primary responsibility shall be to seek the best execution of orders at the most favorable prices. However, this responsibility shall not obligate the Subadvisor to solicit competitive bids for each transaction or to seek the lowest available commission cost to the Series, so long as the Subadvisor reasonably believes that the broker or dealer selected by it can be expected to provide “best-execution” on the particular transaction and determines in good faith that the commission cost is reasonable in relation to the value of the “brokerage and research services,” as defined in Section 28(e)(3) of the 1934 Act, provided by such broker or dealer to the Subadvisor, viewed in terms of either that particular transaction or of the Subadvisor’s overall responsibilities with respect to its clients, including the Series, as to which the Subadvisor exercises investment discretion, notwithstanding that the Series may not be the direct or exclusive beneficiary of any such services or that another broker may be willing to charge the Series a lower commission on the particular transaction.

7.	Prohibited Conduct. In providing the services described in this Agreement, the Subadvisor will not consult with any other investment advisory firm that the Subadvisor knows provides investment advisory services to any of the Funds series regarding transactions for the Fund in securities or other assets. In addition, the Subadvisor shall not, without the prior written consent of the Fund and the Advisor, delegate any obligations assumed pursuant to this Agreement to any affiliated or unaffiliated third party.

8.	Expenses. During the term of this Agreement, the Subadvisor shall bear all expenses incurred by it in connection with providing its services hereunder. Without limiting the foregoing, the parties acknowledge and agree that the Subadvisor shall furnish at its own expense, or pay the expenses of the Advisor, for the following items:

(a) Office facilities, including office space, furniture and equipment utilized by the Subadvisor’s employees in the fulfillment of its duties and obligations under this Agreement; and

(b) Personnel and services necessary to perform the functions required to manage the investment and reinvestment of the Assets (including those required for research, analysis, pricing, reporting, statistics, and investment), and to fulfill the other duties and obligations of the Subadvisor hereunder.

9.	Fees for Services. The compensation of the Subadvisor for its services under this Agreement shall be calculated and paid by the Advisor in accordance with the attached Schedule C. Pursuant to the Advisory Agreement between the Fund and the Advisor, the Advisor shall be solely responsible for the payment of fees to the Subadvisor.

10.	Limitation of Liability. The Subadvisor shall not be liable for any action taken, omitted or suffered to be taken by it in its best professional judgment, in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement, or in accordance with specific directions or instructions from the Fund, so long as such acts or omissions shall not have constituted a breach of the investment objectives, policies and restrictions applicable to the Assets of the Series and such acts or omissions shall not have resulted from the Subadvisor’s willful misfeasance, bad faith, reckless disregard or gross negligence, a violation of the standard of care established by and applicable to the Subadvisor in its actions under this Agreement or a breach of its duty or of its obligations hereunder (provided further, however, that the foregoing shall not be construed to protect the Subadvisor from liability under the 1940 Act, other federal or state securities laws or common law).

11.	Indemnification.

(a) The Advisor agrees to indemnify and hold harmless the Subadvisor, its officers and directors, and any person who “controls” the Subadvisor, within the meaning of Section 15 of the Securities Act of 1933, as amended (the “1933 Act”), from and against any and all direct or indirect liabilities, losses or damages (including reasonable attorneys’ fees) suffered by Subadvisor resulting from (i) the Advisor’s breach of any provision of this Agreement, (ii) willful misfeasance, bad faith, reckless disregard or gross negligence on the part of the Advisor or any of its officers, directors or employees in the performance of the Advisor’s duties and obligations under this Agreement or (iii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus and Statement of Additional Information, as amended or supplemented from time to time or promotional materials pertaining or relating to the Series or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made by the Fund other than in reliance upon written information furnished by the Subadvisor or any affiliated person of the Subadvisor, expressly for use in the Fund’s registration statement or other than upon verbal information confirmed by the Subadvisor in writing expressly for use in the Fund’s registration statement.

In no case shall the Advisor’s indemnity in favor of the Subadvisor or any affiliated person or controlling person of the Subadvisor, or any other provision of this Agreement, be deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

(b) The Subadvisor agrees to indemnify and hold harmless the Advisor, its officers and directors, and any person who “controls” the Advisor, within the meaning of Section 15 of the 1933 Act, from and against any and all direct or indirect liabilities, losses or damages (including reasonable attorneys’ fees) suffered by Advisor resulting from (i) the Subadvisor’s breach of its duties under this Agreement, (ii) willful misfeasance, bad faith, reckless disregard or gross negligence on the part of the Subadvisor or any of its officers, directors or employees in the performance of the Subadvisor’s duties and obligations under this Agreement or (iii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus or Statement of Additional Information, as amended or supplemented from time to time relating to the Series or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made in reliance upon written information furnished by the Subadvisor to the Advisor, the Fund or any affiliated person of the Advisor or the Fund expressly for use in the Fund’s registration statement, or upon verbal information confirmed by the Subadvisor in writing expressly for use in the Fund’s registration statement; or (iv) to the extent of, and as a result of, the failure of the Subadvisor to execute, or cause to be executed, portfolio transactions with respect to the Assets of the Series according to the standards and requirements of the 1934 Act, the 1940 Act and the Advisers Act.

In no case shall the Subadvisor’s indemnity in favor of the Advisor or any affiliated person or controlling person of the Advisor, or any other provision of this Agreement, be deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

12.	Insurance. The Subadvisor shall, during the term of this Agreement, at its own expense, maintain adequate liability and errors and omissions insurance coverage to the reasonable satisfaction of the Advisor.

13.

No Personal Liability. Reference is hereby made to the Declaration of Trust, a copy of which has been filed with the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter so filed with the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law. The name The Phoenix Edge Series Fund refers to the Trustees under said Declaration of Trust, as Trustees and not personally, and no Trustee, shareholder, officer, agent or employee of the Fund shall be held to any personal liability in connection with the affairs of the Fund; only the Fund estate under said Declaration of Fund is liable. Without limiting the generality of the foregoing, neither the Subadvisor nor any of its officers, directors, partners, shareholders or employees shall, under any circumstances, have recourse or cause or willingly permit recourse to be had directly or indirectly to any personal, statutory, or other liability of any shareholder, Trustee, officer, agent or employee of the Fund or of any successor of the Fund, whether such liability now exists or is hereafter incurred for claims against the Fund estate.

14.	Confidentiality. Subject to the duty of the Advisor or Subadvisor to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to the Series and the actions of the Subadvisor and the Fund in respect thereof. It is understood that any information or recommendation supplied by the Subadvisor in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Advisor, the Fund or such persons as the Advisor may designate in connection with the Series. It is also understood that any information supplied to the Subadvisor in connection with the performance of its obligations hereunder, particularly, but not limited to, any list of investments which, on a temporary basis, may not be bought or sold for the Series, is to be regarded as confidential and for use only by the Subadvisor in connection with its obligation to provide investment advice and other services to the Series. The parties acknowledge and agree that all nonpublic personal information with regard to shareholders in the Series shall be deemed proprietary information of the Advisor, and that the Subadvisor shall use that information solely in the performance of its duties and obligations under this Agreement and shall takes reasonable steps to safeguard the confidentiality of that information. Further, the Subadvisor shall maintain and enforce adequate security procedures with respect to all materials, records, documents and data relating to any of its responsibilities pursuant to this Agreement including all means for the effecting of investment transactions.

15.	Assignment. This Agreement shall terminate automatically in the event of its “assignment,” as that term is defined in Section 2(a)(4) of the 1940 Act. The Subadvisor shall provide the Advisor with reasonable advance written notice of any proposed change of “control,” as defined in Section 2(a)(9) of the 1940 Act, as will enable the Advisor to consider whether an assignment as defined in Section 2(a)(4) of the 1940 Act will occur and to take the steps it deems necessary. The understandings and obligations set forth in this Section shall survive the termination of this Agreement and shall be binding upon the Subadvisor and its successors.

16.	Representations, Warranties and Agreements of the Subadvisor. The Subadvisor represents, warrants and agrees that:

(a) It is registered as an “investment advisor” under the Advisers Act and will maintain such status so long as this Agreement remains in effect.

(b) It shall comply with any other applicable federal or state requirements, and the applicable requirements of any regulatory or self-regulatory agency, necessary to be met for its performance of the services contemplated by this Agreement so long as this Agreement remains in effect.

(c) It is not prohibited by the 1940 Act, the Advisers Act or other applicable federal or state law from performing the services contemplated by this Agreement.

(d) It is duly organized and validly existing under the laws of the State in which it was organized with the power to own and posses its assets and carry on its business as it is now being conducted.

(e) It has the power and has taken all necessary action, and has obtained all necessary licenses, authorizations and approvals, to execute this Agreement, which Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, to enter into and perform the services contemplated by this Agreement; and the execution, delivery and performance by it of this Agreement does not contravene or constitute a default under any agreement binding upon it.

(f) It will promptly notify the Advisor of the occurrence of any event that would disqualify it from serving as an investment advisor of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(g) It has a written code of ethics complying with the requirements of Rule 17j-l under the 1940 Act and Rule 204A-1 of the Advisers Act and will provide the Advisor with a copy of the code of ethics and evidence of its adoption. The Subadvisor acknowledges receipt of the written code of ethics adopted by and on behalf of the Fund (the “Code of Ethics”). It will not be subject to the Code of Ethics during the term of this Agreement so long as its code of ethics complies with applicable regulatory requirements and has been approved by the Trustees. Within 15 days of the end of each calendar quarter while this Agreement is in effect, a duly authorized compliance officer of the Subadvisor shall certify to the Fund and to the Advisor that the Subadvisor has complied with the requirements of Rules 17j-l and 204A-1 of the Advisers Act during the previous calendar quarter and that there has been no violation of its code of ethics, or the Code of Ethics, as the case may be, or if such a violation has occurred, that appropriate action was taken in response to such violation. The Subadvisor shall permit the Fund and Advisor to examine the reports required to be made by the Subadvisor under Rule 17j-l(c)(1) and all other records relevant to the Subadvisor’s code of ethics as may be reasonably requested by the Advisor or Trustees from time to time.

(h) It will use all necessary efforts to manage the Assets of the Series so that it will satisfy the diversification and minimum “good income” requirements of Subchapter M and the diversification requirements of Section 817(h) of the Internal Revenue Code of 1986, as amended.

(i) It has furnished a true and complete copy of its registration statement as filed with the Securities and Exchange Commission (the “Commission”) on Form ADV

to the Advisor and will furnish promptly such updated copies of its registration statement or amendments thereto as are filed with the Commission from time to time.

(j) It will furnish to the Advisor true and complete copies of reports or other documents as may be reasonably requested by the Advisor in connection with the performance of the Subadvisor’s duties and obligations under this Agreement.

(k) It will be responsible for the preparation and filing of Schedule 13G and Form 13F on behalf of the Assets of the Series in accordance with the requirements thereunder.

(l) It will furnish or otherwise make available to the Advisor such other information relating to the business affairs of the Subadvisor or the management of the Series as the Advisor at any time, or from time to time, reasonably requests in connection with the Advisor’s or Subadvisor’s performance of its respective obligations hereunder; subject, however, to the Subadvisor’s right to retain all such records as the Subadvisor is required to maintain under the Advisers Act and the rules and regulations promulgated thereunder; provided, further, that the Fund and the Advisor shall be entitled to make and maintain copies of any records so retained by the Subadvisor.

(m) It will maintain, keep current and preserve on behalf of the Fund, in the manner required or permitted by the Advisers Act and the Rules thereunder, the records identified in Schedule B (as Schedule B may be amended from time to time). The Subadvisor agrees that such records are the property of the Fund, and will be surrendered to the Fund or to the Adviser as agent of the Fund promptly upon request of either.

(n) The Subadvisor hereby warrants and represents that it will provide the requisite certifications requested by the chief executive office and chief financial officer of the Fund necessary for those named officers to fulfill their reporting and certification obligations on Form N-CSR as required under the Sarbanes-Oxley Act of 2002 in substantially the form presented in Schedule E attached hereto and made a part hereof.

(o) It has adopted and implemented, and throughout the term of this Agreement shall maintain in effect and implement, policies and procedures reasonably designed to prevent, detect and correct violations by the Subadvisor and its supervised persons, and, to the extent the activities of the Subadvisor in respect to the Fund could affect the Fund, by the Fund, of “federal securities laws” (as defined in Rule 38a-1 under the Act), and that the Subadvisor has provided the Fund with true and complete copies of its policies and procedures (or summaries thereof) and related information requested by the Fund. The Subadvisor agrees to cooperate with periodic reviews by the Fund’s compliance personnel of the Subadvisor’s policies and procedures, their operation and implementation and other compliance matters and to provide to the Fund from time to time such additional information and certifications in respect of the Subadvisor’s policies and procedures, compliance by the Subadvisor with federal securities laws and related matters and the Fund’s compliance personnel may reasonably request. The Subadvisor agrees to promptly notify the Advisor of any material compliance violations which affect the Series.

17.	Representations, Warranties and Agreements of the Advisor. The Advisor represents, warrants and agrees that:

(a) It is registered as an “investment advisor” under the Advisers Act.

(b) It shall continue to meet any other applicable federal or state requirements, or the applicable requirements of any regulatory or self-regulatory agency, necessary to be met for its performance of the services contemplated by this Agreement so long as this Agreement remains in effect.

(c) It is not prohibited by the 1940 Act, the Advisers Act or other applicable federal or state law from performing the services contemplated by this Agreement.

(d) It is duly organized and validly existing under the laws of the State in which it was organized with the power to own and posses its assets and carry on its business as it is now being conducted.

(e) It has the power and has taken all necessary action, and has obtained all necessary licenses, authorizations and approvals, to execute this Agreement, which Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, to enter into and perform the services contemplated by this Agreement; and the execution, delivery and performance by it of this Agreement does not contravene or constitute a default under any agreement binding upon it.

(f) It has delivered, or will before the effective date of this Agreement deliver, to the Subadvisor true and complete copies of (i) the Prospectus, (ii) the Declaration of Trust, and (iii) such other documents or instruments governing the investments and investment policies and practices of the Series applicable to the Subadvisor’s duties and obligations hereunder, and during the term of this Agreement will promptly deliver to the Subadvisor true and complete copies of all documents and instruments supplementing, amending, or otherwise becoming such documents or instruments before or at the time they become effective.

(g) It will furnish or otherwise make available to the Subadvisor such other information relating to the business affairs of the Fund as the Subadvisor at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

18.	Representations, Warranties and Agreements of the Fund. By their approval of this Agreement the Trustees represent, warrant and agree that:

(a) The Fund is not prohibited by the 1940 Act or other applicable federal or state law from performing their obligations under this Agreement.

(b) The Fund is duly organized and validly existing under the laws of the State in which it was organized with the power to own and posses its assets and carry on its business as it is now being conducted.

(c) The Fund has taken all necessary action, and have obtained all necessary licenses, authorizations and approvals, to permit the Fund to enter into this Agreement, which Agreement constitutes the Fund’s legal, valid and binding obligation, enforceable in accordance with its terms; and the execution, delivery and performance by the Fund of this Agreement does not contravene or constitute a default under any agreement binding upon the Fund.

19.	Reports. The Subadvisor shall provide the Advisor and the Trustees such periodic and special reports as the Advisor may reasonably request. The Subadvisor agrees that such records are the property of the Fund, and shall be made reasonably available for inspections, and by the Fund or by the Advisor as agent of the Fund, and promptly upon request surrendered to either. Without limiting the generality of the foregoing, the parties agree and acknowledge that the Subadvisor shall provide the following items:

(a) Quarterly reports, in form and substance acceptable to the Advisor, including but not limited to reports with respect to: (i) compliance with the Subadvisor’s code of ethics; (ii) compliance with procedures adopted from time to time by the Trustees relative to securities eligible for resale pursuant to Rule 144A under the 1933 Act; (iii) diversification of the Assets of the Series assets in accordance with the then governing laws and prevailing Prospectus pertaining to the Series; (iv) compliance with governing Fund policies and restrictions relating to the fair valuation of securities for which market quotations are not readily available or considered “illiquid” for the purposes of complying with the Series limitation on acquisition of illiquid securities; (v) cross transactions conducted pursuant to Rule 17a-7 under the 1940 Act; (vi) allocations of brokerage transactions along with descriptions of the bases for those allocations and the receipt and treatment of brokerage and research services received, as may be requested to ensure compliance with Section 28(e) of the 1934 Act; (vii) any and all other reports reasonably requested in accordance with or described in this Agreement; and, (viii) the implementation of the Assets of the Series investment program, including, without limitation, analyses of Series performance pertaining to the Assets of the Series;

(b) Annual or other periodic reports, in form and substance acceptable to the Advisor, including but not limited reports with respect to: (i) analyses of Series performance pertaining to the Assets of the Series; (ii) disclosure related to the portfolio management of the Assets of the Series and the Subadvisor as may be contained in the Prospectus or marketing materials as amended, supplemented or otherwise updated from time to time; and (iii) foreign custody arrangements as governed by Rule 17f-7 under the 1940 Act; (iv) compliance with the Subadvisor’s code of ethics pursuant to Rule 17j-1; and (v) such compliance certifications as may be reasonably requested.

(c) The parties acknowledge and agree that the Subadvisor is authorized to supply the Fund’s independent accountants, PricewaterhouseCoopers LLP, or any successor accountant for the Fund, any reasonable information that they may request in connection with the Fund.

In addition, the Subadvisor shall immediately notify and forward to both the Advisor and legal counsel for the Series whose identity has been provided to the Subadvisor any legal process served upon it on behalf of the Advisor or the Fund. The Subadvisor shall promptly notify the Advisor of any changes in any information concerning the Subadvisor of which the Subadvisor becomes aware that is or would be required to be disclosed in the Fund’s registration statement.

20.	Proxies and Class Actions. The Subadvisor shall review all proxy solicitation materials and be responsible for voting and handling all proxies in relation to the Assets. Unless the Advisor or the Fund gives the Subadvisor written instructions to the contrary, the Subadvisor will, in compliance with the proxy voting policy and procedures adopted by the Subadvisor, vote or abstain from voting, all proxies solicited by or with respect to the issuers of securities in which the Assets of the Series may be invested. The Advisor shall cause the Custodian to forward promptly to the Subadvisor all such proxies upon receipt, so as to afford the Subadvisor a reasonable amount of time in which to determine how to vote such proxies. The Subadvisor agrees to provide the Advisor in a timely manner with quarterly proxy voting reports containing a record of votes cast containing all of the voting information required by Form N-PX. The Subadvisor will not advise or act on behalf of the Series to file Form N-PX as required by Rule 30b1-4 under the Act. The Subadvisor will not advise or act on behalf of the Series in regards to class action filings, with respect to any securities held by the Series.

21.	Valuation of Assets and Related Recordkeeping. The Subadvisor shall assist the recordkeeping agent for the Fund in determining or confirming the value of any securities or other assets pertaining to the Assets of the Series for which the recordkeeping agent seeks assistance from or identifies for review by the Advisor. The parties agree that, consistent with applicable law, the Advisor will not bear responsibility for the determination of value of any such securities or other assets.

22.	Amendment. This Agreement may be amended at any time, but only by written agreement between the Subadvisor and the Advisor, which amendment, other than amendments to Schedule A, B, C, D or E, is subject to the approval of the Trustees and the Shareholders of the Fund as and to the extent required by the 1940 Act.

23.	Effective Date; Term. This Agreement shall become effective on the date set forth on the first page of this Agreement. Unless terminated as hereinafter provided, this Agreement shall remain in full force and effect until December 31, 2010, and thereafter only so long as its continuance has been specifically approved at least annually in accordance with Sections 15(a) and (c) of the 1940 Act and the Rules promulgated thereunder.

24.	Notices. Except as otherwise provided in this Agreement, all notices or other communications required of permitted to be given hereunder shall be in writing and shall be delivered or sent by (i) confirmed facsimile, (ii) registered, certified or overnight mail, or (iii) a nationally recognized overnight courier, to the following addresses or to such other address as the relevant addressee shall hereafter notify for such purpose to the other by notice in writing and shall be deemed to have been given at the time of delivery.

If to the Advisor:	PHOENIX VARIABLE ADVISORS, INC.
One American Row
Hartford, Connecticut 06102
Attention: Doreen A. Bonner, Vice President and Chief Compliance Officer
Telephone: (860) 403-5456
Facsimile: (860) 403-7203
Email: Doreen.Bonner@phoenixwm.com

If to the Subadvisor:	NEUBERGER BERMAN MANAGEMENT LLC
605 Third Avenue, 21st Floor
New York, New York 10158
Attention:
Telephone:
Facsimile: (212) 476-5781
Email:

25.	Termination. This Agreement may be terminated by any party, without penalty, immediately upon written notice to the other party in the event of a breach of any provision thereof by the party so notified, or otherwise, upon sixty (60) days’ written notice to the other party but any such termination shall not affect the status, obligations or liabilities of any party hereto to the other party.

26.	Use of Subadvisor’s Name. Subadvisor hereby grants to the Fund and Advisor a non-exclusive, royalty-free, worldwide license to use the subadvisor’s name and logo in any and all promotional materials, prospectuses and registration statements during the term of this Agreement. The Fund shall furnish, or shall cause to be furnished, to the subadvisor or its designee, each piece of sales literature or other promotional material in which the subadvisor is named, at least ten (10) business days prior to its use. The subadvisor shall be permitted to review and approve the material in written or electronic form prior to such printing. No such material shall be used if the subadvisor or its designee reasonably objects to such use within ten (10) business days after receipt of this material, such approval, may not be unreasonably withheld.

27.	Applicable Law. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

28.	Severability. If any term or condition of this Agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement shall not be affected thereby, and each and every term and condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.

29.	Certifications. The Subadvisor hereby warrants and represents that it will provide the requisite certifications requested by the Chief Executive Officer and the Chief Financial Officer of the Fund necessary for those named officers to fulfill their reporting and certification obligations on Form N-SAR as required under the Sarbanes-Oxley Act of 2002.

30.	Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter of this Agreement.

31.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute a single instrument.

THE PHOENIX EDGE SERIES FUND

By:	/s/ Kathleen A. McGah
Name:	Kathleen A. McGah
Title:	Vice President and Secretary

PHOENIX VARIABLE ADVISORS, INC.

By:	/s/ John H. Beers
Name:	John H. Beers
Title:	Vice President and Secretary

ACCEPTED:

NEUBERGER BERMAN MANAGEMENT LLC

By:	/s/ Robert Conti
Name:	Robert Conti
Title:	MD

SCHEDULES:	A. Operational Procedures

B. Records to be Maintained by the Subadvisor

C. Subadvisory Fee

D. Subadvisor Functions

E. Form of Sub-Certification

SCHEDULE A

OPERATIONAL PROCEDURES

In order to minimize operational problems, it will be necessary for a flow of information to be supplied by the Subadvisor to State Street Bank and Trust Company (the “Custodian”) and PNC Global Investment Servicing (the “Sub-Accounting Agent”) for the Fund.

The Subadvisor must furnish the Custodian and Sub-Accounting Agent with daily information as to executed trades, or, if no trades are executed, with a report to that effect, no later than 5:00 p.m. (Eastern time) on the day of the trade (confirmation received from broker). The necessary information can be sent electronically or via facsimile machine to the Custodian and the Sub-Accounting Agent. Information provided to the Custodian and the Sub-Accounting Agent shall include the following:

1.	Purchase or sale;

2.	Security name;

3.	Security identifier (e.g., CUSIP), if applicable;

4.	Number of shares and sales price per share;

5.	Executing broker;

6.	Settlement instructions for foreign trades; clearing and executing broker for domestic trades;

7.	Trade date;

8.	Settlement date;

9.	Aggregate commission or if a net trade;

10.	Interest purchased or sold from interest bearing security;

11.	Other fees;

12.	Net proceeds of the transaction;

13.	Exchange where trade was executed;

14.	Currency for foreign trades;

15.	Ticker symbol for domestic trades; and

16.	Identified tax lot (if applicable).

When opening accounts with brokers for, and in the name of, the Series, the account must be a cash account. No margin accounts are to be maintained in the name of the Series. Delivery instructions are as specified by the Custodian. The Custodian and Sub-Accounting Agent will supply the Subadvisor daily with a cash availability report via access to the Custodian website, or by email or by facsimile and the Sub-Accounting Agent will provide a five day cash projection report, which shall include cash detail and pending trades. This will normally be done by electronically or via facsimile machine by confirmed facsimile or confirmed electronic transmission so that the Subadvisor will know the amount available for investment purposes.

SCHEDULE B

RECORDS TO BE MAINTAINED BY THE SUBADVISOR

1.	(Rule 31a-1(b)(5)) A record of each brokerage order, and all other series purchases and sales, given by the Subadvisor on behalf of the Series for, or in connection with, the purchase or sale of securities, whether executed or unexecuted. Such records shall include:

A.	The name of the broker;

B.	The terms and conditions of the order and of any modifications or cancellations thereof;

C.	The time of entry or cancellation;

D.	The price at which executed;

E.	The time of receipt of a report of execution; and

F.	The name of the person who placed the order on behalf of the Fund.

2.	(Rule 31a-1(b)(9)) A record for each fiscal quarter, completed within ten (10) days after the end of the quarter, showing specifically the basis or bases upon which the allocation of orders for the purchase and sale of Series securities placed by the Subadvisor to named brokers or dealers was effected, and the division of brokerage commissions or other compensation on such purchase and sale orders. Such record:

A.	Shall include the consideration given to:

(i)	The sale of shares of the Fund by brokers or dealers.

(ii)	The supplying of services or benefits by brokers or dealers to:

(a)	The Fund,

(b)	The Advisor,

(c)	The Subadvisor, and

(d)	Any person other than the foregoing.

(iii)	Any other consideration other than the technical qualifications of the brokers and dealers as such.

B.	Shall show the nature of the services or benefits made available.

C.	Shall describe in detail the application of any general or specific formula or other determinant used in arriving at such allocation of purchase and sale orders and such division of brokerage commissions or other compensation.

D.	The name of the person responsible for making the determination of such allocation and such division of brokerage commissions or other compensation.

3.	(Rule 31a-(b)(10)) A records in the form of an appropriate memorandum identifying the person or persons, committees or groups authorizing the purchase or sale of series securities. Where a committee or group makes an authorization, a record shall be kept of the names of its members who participate in the authorization. There shall be retained as part of this record: any memorandum, recommendation or instruction supporting or authorizing the purchase or sale of series securities and such other information as is appropriate to support the authorization.*

4.	(Rule 31a-1(f)) Such accounts, books and other documents as are required to be maintained by registered investment advisers by rule adopted under Section 204 of the Investment Advisers Act of 1940, to the extent such records are necessary or appropriate to record the Subadvisor’s transactions for the Series.

*	Such information might include: current financial information, annual and quarterly reports, press releases, reports by analysts and from brokerage firms (including their recommendation; i.e., buy, sell, hold) or any internal reports or subadvisor review.

SCHEDULE C

SUBADVISORY FEE

For services provided to the Fund, the Advisor will pay to the Subadvisor, on or before the 10th day of each month, a fee, payable in arrears, at the annual rate stated below.

The fees shall be prorated for any month during which this Agreement is in effect for only a portion of the month. In computing the fee to be paid to the Subadvisor, the net asset value of the Fund and each Series shall be valued as set forth in the then current registration statement of the Fund.

Name of Series:	Annual Subadvisory Fee Rate
Phoenix Small-Cap Growth Series	0.55% on the first $300 million of series assets 0.40% on series assets over $300 million

With respect to the Small-Cap Growth Series, the maximum amount of Managed Assets that may be held in the account is $200 million. Additional capacity over $200 million is solely at the discretion of the Sub-Adviser.

SCHEDULE D

SUBADVISOR FUNCTIONS

With respect to managing the investment and reinvestment of the Series’ assets, the Subadvisor shall provide, at its own expense:

(a)	An investment program for the Series consistent with its investment objectives based upon the development, review and adjustment of buy/sell strategies approved from time to time by the Board of Trustees and Advisor, all as set forth in the Objectives and Policies;

(b)	Implementation of the investment program for the Series based upon the foregoing criteria;

(c)	Quarterly reports, in form and substance acceptable to the Advisor, with respect to: (i) compliance with the Code of Ethics; (ii) compliance with procedures adopted from time to time by the Trustees of the Fund relative to securities eligible for resale under Rule 144A under the Securities Act of 1933, as amended; (iii) diversification of Series assets in accordance with the then prevailing Objectives and Policies and governing laws; (iv) compliance with governing restrictions relating to the fair valuation of securities for which market quotations are not readily available or considered “illiquid” for the purposes of complying with the Series’ limitation on acquisition of illiquid securities included in the Objectives and Policies; (v) any and all other reports reasonably requested in accordance with or described in this Agreement; and (vi) the implementation of the Series’ investment program, including, without limitation, analysis of Series performance;

(d)	Promptly after filing with the Securities and Exchange Commission an amendment to its Form ADV, a copy of such amendment to the Advisor and the Trustees;

(e)	Attendance by appropriate representatives of the Subadvisor at meetings requested by the Advisor or Trustees at such time(s) and location(s) as reasonably requested by the Advisor or Trustees; and

(f)	Notice to the Trustees and the Advisor of the occurrence of any event which would disqualify the Subadvisor from serving as an investment advisor of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

SCHEDULE E

FORM OF SUB-CERTIFICATION

To:

Re:	Form N-CSR Certification for the [Name of Series].

From:	[Name of Subadvisor]

Representations in support of Investment Company Act Rule 30b1-5 certifications of Form N-CSR.

[Name of Series].

In connection with your certification responsibility under Rule 30b1-5 and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, I have reviewed the following information presented for the period ended [Date of Reporting Period] (the “Reports”) which forms part of the N-CSR for the Series.

Schedule of Investments (the “Reports”)

Our organization has designed, implemented and maintained internal controls and procedures, designed for the purpose of ensuring the accuracy and completeness of relevant portfolio trade data transmitted to those responsible for the preparation of the Schedule of Investments. As of the date of this certification there have been no material modifications to these internal controls and procedures.

In addition, our organization has:

a.	Designed such internal controls and procedures to ensure that material information is made known to the appropriate groups responsible for servicing the above-mentioned mutual funds.

b.	In addition, to the best of my knowledge there has been no fraud, whether, or not material, that involves our organization’s management or other employees who have a significant role in our organization’s control and procedures as they relate to our duties as Subadvisor to the Series.

I have read the draft of the Reports which I understand to be current as of [Date of Reporting Period] and based on my knowledge, such drafts of the Reports do not, with respect to the Series, contain any untrue statement of a material fact or omit to state a material fact necessary to make the information contained therein, in light of the circumstances under which such information is presented, not misleading with respect to the period covered by such draft Reports.

I have disclosed, based on my most recent evaluation, to the Series’ Chief Accounting Officer:

a.	All significant changes, deficiencies and material weakness, if any, in the design or operation of the Subadvisor’s internal controls and procedures which could adversely affect the Advisor’s ability to record, process, summarize and report financial data in a timely fashion;

b.	Any fraud, whether or not material, that involves the Subadvisor’s management or other employees who have significant role in the Subadvisor’s internal controls and procedures for financial reporting.

I certify that to the best of my knowledge:

a.	The Subadvisor’s portfolio manager has complied with the restrictions and reporting requirements of the Subadvisor’s Code of Ethics (the “Code”).

b.	The Subadvisor has complied with the Prospectus and Statement of Additional Information of the Series and the Policies and Procedures of the Series as adopted by the Board of Trustees.

c.	I have no knowledge of any compliance violations with respect to the Series except as disclosed in writing to the Phoenix Compliance Department by me or by the Subadvisor’s compliance officer.

d.	The Subadvisor has complied with the rules and regulations of the 33 Act and 40 Act, and such other regulations as may apply to the extent those rules and regulations pertain to the responsibilities of the Subadvisor with respect to the Series as outlined above.

This certification relates solely to the Series named above and may not be relied upon by any other fund or entity.

The Subadvisor does not maintain the official books and records of the above Series. The Subadvisor’s records are based on its own portfolio management system, a record-keeping system that is not intended to service as the Funds’ official accounting system. The Subadvisor is not responsible for the preparation of the Reports.

[Name of Authorized Signature]	Date